Exhibit 99.(a)(xiv)

LORD ABBETT SECURITIES TRUST

AMENDMENT TO

DECLARATION AND AGREEMENT OF TRUST

The undersigned, being at least a majority of the Trustees of Lord Abbett Securities Trust, a Delaware statutory trust (the “Trust”), organized pursuant to a Declaration and Agreement of Trust dated February 26, 1993 (the “Declaration”), do hereby amend the Declaration, pursuant to Section 8.2 of the Declaration, by changing the legal name for the existing Alpha Series of the Trust to the “Lord Abbett Alpha Strategy Fund,” its Class A, B, C, P, and Y shares now being Class A, B, C, P, and Y shares of the Lord Abbett Alpha Strategy Fund.

This instrument shall constitute an amendment to the Declaration and, following execution by a majority of the Trustees, shall be effective on July 1, 2005.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 23rd day of June, 2005.

/s/ Robert S. Dow	/s/ E. Thayer Bigelow
Robert S. Dow	E. Thayer Bigelow

/s/ William H. T. Bush	/s/ Robert B. Calhoun
William H.T. Bush	Robert B. Calhoun

/s/ Julie A. Hill	/s/ Franklin W. Hobbs
Julie A. Hill	Franklin W. Hobbs

/s/ C. Alan MacDonald	/s/ Thomas J. Neff
C. Alan MacDonald	Thomas J. Neff